UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment # 2

Registration Statement under the Securities Act of 1933

DEGARO INNOVATIONS CORP.
(Exact name of registrant as specified in its charter)

Nevada	5211	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Lot 107, Roaring River,
Steer Town PO, St. Ann, Jamaica
(876) 347-9493
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy of communication to:
Dennis Brovarone
Dennis Brovarone, Attorney at Law
18 Mountain Laurel Drive
Littleton, Colorado 80127
Telephone: (303) 466-4092/Fax (303) 466 4826

National Registered Agents, Inc. of NV
100 East William Street, Suite 204
Carson City, NV, 89701
1-800-767-1553

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ x ]

Title of Each Class of	Amount to be	Proposed	Proposed	Amount of
Securities to be	Registered	Maximum	Maximum	Registration Fee
Registered		Offering Price	Aggregate	($)
		per Security (1)	Offering Price (1)
		($)	($)
Shares of Common Stock, par value $0.0001	21,155,000	0.002	42,310	$3.02 (2)

(1)	Estimated for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 and the price at which the selling security holders will be offering their shares.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

DEGARO INNOVATIONS CORP.

21,155,000 Shares of Common Stock

The date of this Prospectus is January 25, 2011.

Degaro Innovations Corp. (“Degaro”, “we”, “us”, “our”) is registering 21,155,000 shares of common stock held by 44 selling security holders.

The selling security holders will sell at an initial price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. We will not receive any proceeds from the sale of shares of our common stock by the selling security holders, who will receive aggregate net proceeds of $42,310 if all of the shares being registered are sold. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security. Our sole officer and director or any affiliates of our company have not been previously involved in the management or ownership of have not acted as a promoter or in which they have a controlling interest in any other previous registration statement of companies. Therefore, there are no companies that are viable or dormant and which businesses have been modified and restated from that described in their offering documents, and the sole officer and director have no connection to companies that are still actively reporting with the United States Securities and Exchange Commission.

An investment in our securities is speculative. See the section entitled "Risk Factors" beginning on Page 8 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement that includes this Registration Statement is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Prospectus Summary

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 8 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

We were incorporated on December 8, 2009 under the laws of the State of Nevada. We have a wholly-owned subsidiary, Degaro Limited, incorporated under the laws of Jamaica. Our principal executive offices are located at Lot 107, Roaring River, Steer Town PO, St. Ann, Jamaica. Our telephone number is (876) 347-9493. Our fiscal year end is July 31.

We are a start up, development stage company. We have only recently begun operations, have no sales or revenues, and therefore rely upon the sale of our securities to fund our operations. We have a going concern uncertainty as of the date of our most recent financial statements. We intend to market and distribute solar panel power generation systems for household application in the Jamaican and Caribbean market. We have no manufacturing operations and do not intend to manufacture in the foreseeable future. Our products are designed and assembled in Pingshan New District in Shenzhen, Guangdong Province, China by Shenzhen Commonpraise Solar Co., Ltd. where various types of solar products, including solar water heaters, residential and commercial powered-systems, LED products, and solar powered streetlights are manufactured. We intend to solely be a provider of solar power solutions and intend to purchase products from suppliers on a non-exclusive basis. To date, we have ordered products from Shenzhen Commonpraise Solar Co., Ltd., including on an as needed basis, including a 2.0 kilowatt system from Shenzhen Commonpraise Solar Co., Ltd. for testing, marketing and display purposes. On January 6, 2011 we entered into an exclusive distribution agreement with Shenzhen Commonpraise Solar Co., Ltd. for the distribution of Shenzhen products in Jamaica. Pursuant to the agreement, we have undertaken to purchase not less than 10 industrial or commercial solar energy systems from Shenzhen within a six month period following the date of the agreement. Exclusivity under the agreement will be effective for the initial 6 months period following our purchase of a solar energy system of not less than 2kilowatts. If we are successful in meeting the 10 system quota, the exclusive distribution arrangement will be extended for an additional 12 month period. If we are not successful, we will revert back to a non-exclusive distribution arrangement with Shenzhen Commonpraise.

We are not a blank check company. Rule 419 of Regulation C under the Securities Act of 1933 defines a “blank check company” as a (i) development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, and (ii) is issuing a penny stock. Accordingly, we do not believe that our Company may be classified as a “blank check company” because we intend to engage in a specific business plan and do not intend to engage in any merger or acquisition with an unidentified company or other entity.

The Offering

The 21,155,000 shares of our common stock being registered by this Prospectus represent approximately 41.35% of our issued and outstanding common stock as of January 25, 2011.

Securities Offered:	21,155,000 shares of common stock offered by 44 selling security holders.

Initial Offering Price:

The $0.002 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 21,155,000 shares of our common stock in private placements for $0.002 per share on July 16, 2010. The selling security holders will sell at an initial price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will ever become quoted on the OTC Bulletin Board.

Minimum Number of Securities to be Sold in this Offering:	None

Securities Issued and to be Issued:	As of January 25, 2011 we had 51,155,000 issued and outstanding shares of our common stock, and no issued and outstanding convertible securities.

All of the common stock to be registered under this Prospectus will be registered by existing stockholders. There is no established market for the common stock being registered. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not yet engaged a market maker to file our application. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Consolidated Statement of Expenses Data

	Period from inception on December 8, 2009 to July 31, 2010 ($)	Three month period ended October 31, 2010 (unaudited) ($)	Period from inception on December 8, 2009 to October 31, 2010 (unaudited) ($)
Revenues	-	-	-
Expenses	5,816	18,904	24,720
Net Loss	5,816	18,904	24,720
Net Loss per share	0.00	0.00	-

Consolidated Balance Sheet Data

	July 31, 2010 ($)	October 31, 2010 (unaudited) ($)
Working Capital (Deficiency)	42,494	23,590
Total Current Assets	43,344	27,748
Total Current Liabilities	850	3,658

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risks could harm our business. You may lose part or all of your investment due to any of these risks or uncertainties.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Prospectus.

Risks Related to Our Business

Our auditors have issued a going concern opinion.

As at October 31, 2010, we had working capital of $23,590, had not generated revenues and had accumulated losses of $24,720 since inception. Our auditors have issued a going concern opinion. We have not generated any revenues and no revenues are anticipated until we begin operations. Accordingly, there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations.

Investors may not be able to adequately evaluate our business due to our lack of an operating history, lack of revenues and no customers. We may not be successful in developing a market for our products and the value of your investment could decline.

We are a development stage company in a highly competitive industry. We have no operating history, no customers and no revenues. This makes it difficult to evaluate our future performance and prospects. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry, including the following factors:

  our business model and strategy are still evolving and are continually being reviewed and revised;
  we may not be able to raise the capital required to develop our initial client base and reputation; and
  we may not be able to successfully develop our planned products and services.

There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations. We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in us will decline.

We require additional funding in the approximate amount of $335,000 to continue our operations over the next 12 months. If we do not secure additional funding, we may not be able to develop our business and distribute our products, which will affect our ability to generate revenues and achieve profitability.

We anticipate that we will require approximately $335,000 over the next 12 months in order to develop our business. Our failure to raise such additional capital or generate the cash flows necessary to finance our business could force us to limit or cease our operations. Our business plan contemplates that we will expand our distribution throughout Jamaica. Accordingly, we will need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per-share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things, distribute and market our products, which would negatively impact our business and our ability to generate revenues and achieve profitability.

The current status of our business depends on securing contracts with suppliers and orders with customers and ensuring products to sell.

To date, although we have entered into a distribution agreement with our preferred supplier and have identified alternative auxiliary suppliers, we cannot guarantee that we will be able to sell specific products or maintain sufficient supply of specific products for our business. What’s more, we have not yet sold products to any customer or developed a customer base. If we are unable to maintain our relationship with our preferred supplier, Shenzhen Commonpraise Co., Ltd. or, in the alternative, secure another comparable supplier, we may be forced to cease operations. Similarly, if we fail to develop a customer base we may be forced to cease operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, domestic, and local Jamaican government body regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In Jamaica and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for the solar power products of our company. For example, without certain major incentive programs and or a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

The reduction or elimination of government and economic incentives could cause revenue to decline for our company

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government and economic incentives. Because a portion of sales of our company is expected to involve the on-grid market, the reduction or elimination of government and economic incentives may adversely affect the growth of this market or result in increased price competition, both of which could cause our revenue to decline.

Today, the cost of solar power exceeds retail electric rates in many locations. As a result, federal, state and local government bodies in Jamaica and other countries, most notably Germany, Japan, Spain, Italy, Portugal, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from our products. Changes in the level or structure of a renewable portfolio standard could also result in decreased demand for and lower revenue from our products.

Problems with product quality or product performance, including defects, in the solar cells we distribute could result in a decrease in customers and revenue, unexpected expenses and loss of market share for our company

The solar cells we plan to purchase are complex and must meet stringent quality requirements. Products this complex may contain undetected errors or defects, especially when first introduced. For example, solar cells and solar panels may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to, or may cause us to request that suppliers incur significant re-engineering costs, divert the attention of our personnel from product selling efforts and significantly affect our customer relations and business reputation. If we deliver solar cells or solar panels with errors or defects, or if there is a perception that our solar cells or solar panels contain errors or defects, our credibility and the market acceptance and sales of our solar power products could be harmed.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, we would be unable to achieve sales and market share.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

  cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;
  performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
  success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and large-scale solar thermal technologies;
  fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
  increases or decreases in the prices of oil, coal and natural gas;
  capital expenditures by customers, which tend to decrease when the domestic or foreign economies slow;
  continued deregulation of the electric power industry and broader energy industry; and
  availability and or effectiveness of government subsidies and incentives.

The loss of Sheryl Briscoe, our President, Secretary, Treasurer and Director would harm our business and decrease our ability to operate profitably.

We will rely heavily on Sheryl Briscoe to conduct our operations and the loss of this individual could significantly disrupt our business. Virtually all material decisions concerning the conduct of our business are made or are significantly influenced by Sheryl Briscoe. Ms. Briscoe may resign from her positions with us at any time. While we believe that we may be able to enter into executive services agreement with Sheryl Briscoe, we cannot assure you that we will be able to enter into such agreements in the near future, if at all. Should we fail to enter into acceptable agreements with Sheryl Briscoe, we may not be able to maintain the visibility in the industry that is necessary to maintain and extend our production, financing and our distribution relationships which will lead to a loss of revenues and profitability.

Our sole director and executive officer, Mr. Sheryl Briscoe, intends to devote only part time efforts to our business, may have conflicts of interests in allocating her time between our company and those of other businesses and determining to which entity a particular business opportunity should be presented which may not be sufficient to successfully develop our business.

The amount of time our sole director and executive officer intends devote to our business is limited. Ms. Sheryl Briscoe, our president, secretary, treasurer and director currently devotes approximately 30%, of her working time to our company. Our sole director and executive officer has other business interests. While we expect her to increase the percentage of the working time she devotes to our company if our operations increase, the amount of time which she devotes to our business may not be sufficient to fully develop our business.

Additionally, our sole director and executive officer may encounter a conflict of interest in allocating her time between our operations and those of other businesses. In the course of her other business activities, she may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty. As a result, she may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Such conflicts of interests, should they arise, may be detrimental to our business.

As our business assets and our director and officer are located in Jamaica; investors may be limited in their ability to enforce US civil actions against our assets or our director and officer. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Jamaica and Sheryl Briscoe, our sole director and officer is a resident of Jamaica. Consequently, it may be difficult for United States investors to affect service of process upon our assets or our directors or officers. It may also be difficult to realize upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Jamaica by a Jamaican court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Jamaican court, in the matter. There is substantial doubt whether an original action could be brought successfully in Jamaica against any of our assets or our directors or officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

Our management beneficially owns approximately 58.65% of the shares of our common stock and their interest could conflict with the investors which could cause the investor to lose all or part of the investment.

Sheryl Briscoe, our sole director, President, Secretary and Treasurer owns, or has control over, approximately 58.65% of our issued and outstanding common stock. As such, Ms. Briscoe is able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of our management but not in the interest of the shareholders. This beneficial ownership and potential effective control on all matters relating to our business and operations could eliminate the possibility of shareholders changing the management in the event that the shareholders did not agree with the conduct of the officers and directors. Additionally, the shareholders would potentially not be able to obtain the necessary shareholder vote to affect any change in the course of our business. This lack of shareholder control could prevent the shareholders from removing from the Board of Directors any directors who are not managing the company with sufficient skill to make it profitable, which could prevent us from becoming profitable.

The costs associated with any warranty repair or replacement or any product recall could increase our operating costs and prevent us from becoming profitable.

We plan to implement warranty coverage on our products based on our best estimate of what will be required to settle any product defect claims or issues. However, we may be forced to incur costs above this amount if our estimates are incorrect or if we, our suppliers or government regulators decide to recall a product or input because of a known or suspected performance issue, even if we are only required to participate voluntarily in the recall. Once we begin distributing our solar systems we may also incur liability related to any manufacturing defects that our products contain. If we are obligated to repair or replace any of our products our operating costs could increase if the actual costs differ materially from our estimates, which could prevent us from becoming profitable.

We may indemnify our directors and officers against liability to us and our stockholders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our sole officer and director is aware that she may be indemnified for carrying out the duties of her offices, she may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our sole officer and director files a claim against us for indemnification, the associated expenses could also increase our operating costs.

We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Jamaican dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Jamaican dollars. Since we present our financial statements in US dollars, any change in the value of the Jamaican dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Jamaican dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

We have only one supplier of our solar system components. If our supplier ceases to exist or does not fulfill our orders, we may not be able to secure additional products and our ability to generate revenues may suffer.

We have distribution agreement with Shenzhen Commonpraise Solar Co., Ltd. upon which we intend to rely for the supply of products. However, if Shenzhen Commonpraise Solar Co., Ltd. ceases to exist or terminates its supply of products to us, we would be forced to find an alternative supplier of our solar system components. If we are not able to secure such supply, we may not have sufficient product to sell to our intended market and consequently our ability to generate revenues may suffer.

Risks Related to the Ownership of Our Stock

Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board and there is no assurance that we will ever be able to meet those requirements.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of $335,000 for the next 12 months (beginning February, 2011 ), which will require us to issue additional equity securities. We expect to continue our efforts to acquire financing to fund our planned development and expansion activities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time-consuming, difficult, and costly.

Under Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our Annual Report on Form 10-K for our fiscal year ending July 31, 2011. We will soon begin the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management’s time and attention from revenue-generating activities to compliance activities. While we expect to expend significant resources to complete this important project, we may not be able to achieve our objective on a timely basis. It will be time-consuming, difficult and costly for us to develop and implement the internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional personnel to do so, and if we are unable to comply with the requirements of the legislation we may not be able to assess our internal controls over financial reporting to be effective in compliance with the Sarbanes-Oxley Act.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders. The selling security holders will receive all proceeds from this offering and if all of the shares being offered by this Prospectus are sold at $0.002 per shares, those proceeds would be approximately $42,310.

We received proceeds of $42,310 from the sale of the stock being offered in this Prospectus when it was sold by us to the selling security holders. These funds are currently being used to pay for the filing of this Registration Statement and for the implementation of our business plan.

Determination of Offering Price

The selling security holders will offer their shares at an initial offering price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.002 per share figure, including the following:

  our most recent private placements of 21,155,000 shares of our common stock at a price of $0.002 per share on July 16, 2010;

  our lack of operating history;

  our capital structure; and

  the background of our management.

As a result, the $0.002 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. If our common stock becomes quoted on the OTC Bulletin Board and a market for our common stock develops, security holders may sell their shares at a price different than the $0.002 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 21,155,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Selling Security Holders

The 44 selling security holders are offering for sale 21,155,000 shares of our issued and outstanding common stock which they obtained as part of an issuance on July 16, 2010 whereby we issued the 21,155,000 shares of our common stock to the 44 selling security holders at $0.002 per share for aggregate proceeds of $42,310.

All of these shares were issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”). Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders have the option to sell their shares at an initial offering price of $0.002 per share until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board.

The following table provides information as of January 25, 2011 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

  the number of shares owned by each prior to this offering;

  the number of shares being offered by each;

  the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

  the percentage of shares owned by each; and

  the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent % (2)	Numbers Maximum of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Devon Grant	487,500	(3)	487,500	0	0
Sydney Francis	475,000	(3)	475,000	0	0
Nicoy Fairclough	475,000	(3)	475,000	0	0
Gail-ann Bryan	475,000	(3)	475,000	0	0
Sanjay Stewart	475,000	(3)	475,000	0	0
Andrea Orelue	487,500	(3)	487,500	0	0
Miguel Powell	475,000	(3)	475,000	0	0
Tamekia Williams	475,000	(3)	475,000	0	0
Kadi-ann Jackson	475,000	(3)	475,000	0	0
Shanadeen Barret	475,000	(3)	475,000	0	0
Cleopatra Johnson	487,500	(3)	487,500	0	0
Nashar Ellis	475,000	(3)	475,000	0	0
Carol Cephas	475,000	(3)	475,000	0	0
Kerry-ann Reid	475,000	(3)	475,000	0	0
Kaylia Spence	487,500	(3)	487,500	0	0
Marsha Douglas	487,500	(3)	487,500	0	0
Dwayne Palmer	487,500	(3)	487,500	0	0
Eldon Simms	487,500	(3)	487,500	0	0
Javier Bennett	487,500	(3)	487,500	0	0
Adrian Hepburn	487,500	(3)	487,500	0	0
Sannesia Wilson	475,000	(3)	475,000	0	0
Sheldon Haynes	487,500	(3)	487,500	0	0
Julian Bennett	475,000	(3)	475,000	0	0
Genniese Grant	475,000	(3)	475,000	0	0

Name of Selling Security Holder	SharesOwned Prior to this Offering (1)	Percent % (2)	Numbers Maximum of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Matthew Staples	475,000	(3)	475,000	0	0
Kenmoy Smith	475,000	(3)	475,000	0	0
Maxine Thompson	487,500	(3)	487,500	0	0
Beverly Morris	442,500	(3)	442,500	0	0
Petrina Williams	500,000	(3)	500,000	0	0
Brent Hill(4)	487,500	(3)	487,500	0	0
Amoy Hill(4)	487,500	(3)	487,500	0	0
Bettrice Jones	487,500	(3)	487,500	0	0
Tanyisha Mullings	487,500	(3)	487,500	0	0
Janet Bernard	487,500	(3)	487,500	0	0
Latoya Moris	487,500	(3)	487,500	0	0
Jacqueline Bailey	475,000	(3)	475,000	0	0
Brenda Thomas	475,000	(3)	475,000	0	0
Diane Roberts-Hinds	475,000	(3)	475,000	0	0
Odell Mayne	487,500	(3)	487,500	0	0
Hibert Nevers	475,000	(3)	475,000	0	0
Peter Pittison	475,000	(3)	475,000	0	0
Henry Harmondo	500,000	(3)	500,000	0	0
Oniel Nelson	475,000	(3)	475,000	0	0
Phillip Dawson	487,500	(3)	487,500	0	0
Total	21,155,000	41.35%	21,155,000	0	0

(1)

The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and. the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 51,155,000 shares of our common stock issued and outstanding and as at January 25, 2011.
(3)	Less than 1%.
(4)	Mr. Brent Hill is the brother of Ms. Amoy Hill.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 21,155,000 shares of our common stock on behalf of the selling security holders. The selling security holders have the option to sell the 21,155,000 shares of our common stock at an initial offering price of $0.002 per share until a market for our common stock develops, and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not yet engaged a market maker to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

  on such public markets as the securities may be trading;

  in privately negotiated transactions; or

  in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

  at an initial price of $0.002 per share until a market develops;

  at the market price prevailing at the time of sale if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops;

  at a price related to such prevailing market price if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops; or

  at such other price as the selling security holders determine if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

  not engage in any stabilization activities in connection with our securities; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

  contains the toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

  contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

  the bid and ask prices for the penny stock;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

  the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

  a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of preferred stock, $0.001 par value. There are currently no differences in the rights or restrictions attached to our two classes of stock.

Common Stock

As of January 25, 2011 , we had 51,155,000 shares of our common stock issued and outstanding. We did not have any outstanding options or any other convertible securities as of December 13, 2010.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to January 25, 2011 , we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a cash or stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.001. As of January 25, 2011 , there were no preferred shares issued and outstanding. Under our Bylaws, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Legal Matters

Dennis Brovarone Attorney and Counselor at Law, of 18 Mountain Laurel Drive, Littleton, CO 80127 has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements for the period from December 8, 2009 to July 31, 2010 have been included in this Prospectus in reliance upon GBH CPAs, PC, an independent registered public accounting firm, as experts in accounting and auditing.

Description of Business

Forward-Looking Statements

This Prospectus contains forward-looking statements. To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “will”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for the purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications outlined above and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements.

Overview

We were incorporated on December 8, 2009 under the laws of the State of Nevada. At incorporation our authorized capital consisted of 100,000,000 shares of common stock with a par value of $0.001 and 100,000,000 shares of preferred stock with a par value of $0.001. Effective January 29, 2010, we amended our articles of incorporation to change the par value of shares of our common stock to $0.0001. As a result, effective January 29, 2010, our authorized capital consisted of 100,000,000 shares of common stock with a par value of $0.0001 and 100,000,000 shares of preferred stock with a par value of $0.001.

We have a wholly-owned subsidiary, Degaro Limited, incorporated under the laws of Jamaica on July 26, 2010. Our principal executive offices are located at Lot 107, Roaring River, Steer Town PO, St. Ann, Jamaica. Our telephone number is (876) 347-9493. Our fiscal year end is July 31.

We are a start up, development stage company. We have only recently begun operations, have no sales or revenues, and therefore rely upon the sale of our securities to fund our operations. We have a going concern uncertainty as of the date of our most recent financial statements.

We are not a blank check company. Rule 419 of Regulation C under the Securities Act of 1933 defines a “blank check company” as a (i) development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, and (ii) is issuing a penny stock. Accordingly, we do not believe that our Company may be classified as a “blank check company” because we intend to engage in a specific business plan and do not intend to engage in any merger or acquisition with an unidentified company or other entity.

We intend to market, and distribute solar panel power generation systems for household application in the Jamaican and Caribbean market. We anticipate that our products will be designed and assembled in Pingshan District in Shenzhen, Guangdong Province, China by Shenzhen Commonpraise Solar Co., Ltd. where various types of solar products, including solar water heaters, residential and commercial powered-systems, LED products, and solar powered streetlights are manufactured. On January 6, 2011 we entered into an exclusive distribution agreement with Shenzhen Commonpraise Solar Co., Ltd. for the distribution of Shenzhen Commonpraise products in Jamaica. Pursuant to the agreement, we have undertaken to purchase not less than 10 industrial or commercial solar energy systems from Shenzhen Commonpraise within a six month period following the date of the agreement. Exclusivity under the agreement will be effective for the initial 6 months period following our purchase of a solar energy system of not less than 2kilowatts. If we are successful in meeting the 10 system quota, the exclusive distribution arrangement will be extended for an additional 12 month period. If we are not successful, we will revert back to a non-exclusive distribution arrangement with Shenzhen Commonpraise.

Prior to the distribution agreement we purchased a 2.0KW system from Shenzhen Commonpraise for testing, marketing and display purposes. The specifications and manufacturer estimated capacities of the 2.0KW system are as follows:

2.0 KW System
Items	Rated Watt (W)	Quantity (pcs)	Working Time (hour)	Consumption (wh)
Light	11	6	4	264
computer	100	1	5	500
printer	30	1	1	30
fax	150	1	1	150
Refrigerator	100	1	24	2400
TV receiver	25	1	6	150
TV (21")	70	1	6	420
water pump	200	1	0.5	100
Total	741	13		4014

system components
Items	Total capacity	Model	Power	Quantity (PCS)
Polycrystalline solar panels	1440WP	PS180-24P	180W	8
Lead-acid battery	1000AH/24V	GP1000	1000AH/2V	12
Controller	50A/24V	PC5024	1200W/24V	1
Inverter	1KW	PN10220C	1KW/220V	1
Brackets and cable

Certificates	CE&RHOS
Quality Assurance	Solar panels: 20 years; Battery: 1 years Controller and inverter: 1 years

In connection with our proposed installation business, we intend to concentrate on serving the solar power needs of residential and small commercial customers who may or may not desire to be tied to the electric power grid. We believe the solar power industry is at an early stage of its growth and is highly fragmented with many smaller companies. The prospects for long-term worldwide demand for solar power have attracted a multitude of design/integration companies in our market segment. We expect consolidation in the design/integration segment of the industry based mostly on branding, development of new technology and business process improvements. Our principal objective is to be among the leaders in the marketing, sales, and distribution of solar panels.

Accordingly, we anticipate that our growth strategy will primarily include:

  Providing solutions for solar rooftop installations of solar panels for residential facilities;
  Commercializing solar module installation technology optimized for residential markets;
  Reducing installation costs and improving the aesthetics of solar systems compared to standard commercially available solar equipment;
  Promoting and enhancing brand name and reputation;
  Developing and utilizing a process-driven approach to sell and install solar power systems in the Jamaican market; and
  Capitalizing on the fact we are not a manufacturer, but rather a supplier of solutions using the best technology available given our finances. By consistently reappraising the markets and supplying state of the art solar cell technology, we expect that we will be able to select the best solution for any particular project.

Background to Solar Power

Solar power is the generation of electricity by sunlight. It has the potential to provide 1,000 times the Earth’s current demand for electricity, but currently only has the capacity to provide 0.02% of the Earth’s actual electricity (1998). However, roughly every two years, the usage of solar energy has doubled. If it continues to stay on that scale, it would become the dominant source of energy in the 21st century. (source: http://www.researchandmarkets.com/research/6d59cc/the_solar_power_generation_technologies_market (last verified January 25, 2011))

There are two types of solar energy. One is photovoltaic energy, which directly converts the sun’s heat into energy. The other type is concentrating solar power (CSP), which focuses the sun’s energy into boiling water, which is then used to provide power to practical applications. Photovoltaics were commonly used to power small and medium sized devices, such as solar calculators, for many years. Today, it is common to see water heaters in homes powered by independent solar panels, located on a house’s roof. Residential solar powered systems, which provide full electricity to a residence, are also becoming more common.

In residential applications, solar energy could be provided by on-grid or off-grid systems. On-grid systems are generally used to work with a city or town’s power grid. Sunlight can be used as electricity during the day, and at night, when no solar energy is being produced, the grid system is switched on. Off-grid systems, also known as independent solar systems, completely use the power of the sun to provide electricity to a residence. These systems use a battery to store energy when the sun is not generating electricity. In order to capture enough sunlight to generate electricity, these systems are typically very large, and are able to produce and store enough wattage to power a home in times without a lot of sunlight. Hybrid systems combine the two systems, and would be very useful if one would never want to risk losing electricity due to lack of sunlight. With hybrid systems, a battery would be used to store electricity when there is no sunlight, but if there is no sunlight for extended periods of time, and the battery would be used up, the grid system would be tapped into, and electricity from that medium would be used until the sunlight can produce electricity for the home again.

Solar Cells

Solar Cells, also known as photovoltaic cells, are used commonly in new technologies to provide electricity and other types of power to residential and commercial applications. In solar panels, solar cells are combined to harness the energy of the sun, and redirect it into energy for daily use. Currently, solar technology is limited in capability. A single solar panel can only produce a limited amount of power, because each panel can only hold a certain amount of cells. When installations of solar panels occur, several panels are installed, known as a photovoltaic array. Installing a number of panels would make it more likely that the solar cells would be fit for normal usage.

A simple explanation of how sunlight is converted to energy is as follows:

1.	Photons in sunlight hit the solar panel and are absorbed by semiconducting materials, such as silicon.

2.

Electrons (negatively charged) are knocked loose from their atoms, allowing them to flow through the material to produce electricity. Due to the special composition of solar cells, the electrons are only allowed to move in a single direction.

3.	An array of solar cells converts solar energy into a usable amount of direct current (DC) electricity.

Solar cells use photons, also known as light energy, to generate electricity. This is known as the photovoltaic effect. Solar cells themselves are made up of modules made mostly of a wafer-based silicon. Crystalline Silicon, which is commonly used in the wafer-form in photovoltaic modules (PV modules), is derived from silicon, a commonly used semi-conductor.

Solar cells use light-absorbing materials contained within the cell structure to absorb photons and generate electrons through the photovoltaic effect. These materials have the capability of absorbing the wavelengths of solar light that reach the earth’s surface. Some are also optimized to take advantage of solar light beyond the earth’s atmosphere. Light absorbing materials can often be used in multiple physical configurations to take advantage of different light absorption and charge separation mechanisms.

Currently, the most widely used bulk material for solar cells is crystalline silicon (c-Si), also known as solar grade silicon. Crystalline silicon is broken down into two main categories: monocrystalline silicon and polycrystalline silicon. Monocrystalline (single crystal wafer cells) is the most expensive because they are the most efficient type of silicon for solar cells. Polycrystalline cells are more common and are cheaper.

When solar cells are used in practical applications, they must be connected to one another and to the entire system, both by structural links and parallel links. Since wafer-based silicon cells are brittle, they must be protected from damage during all stages of its life, including manufacturing, transport, installation, and use. Since solar panels are very fragile, they always must be handled with extreme care. Additionally, the cells cannot come in contact with moisture, or else extreme damage may be caused and may deem the cells ineffective or useless.

Advantages and Disadvantages of Solar Energy

Solar energy generated through PV systems has several advantages compared to conventional and other renewable sources of electricity including security, system reliability, low maintenance, modularity and flexibility of design, as well as significant environmental benefits. PV systems also support the trend toward distributed (point-of-use) power generation. Capacity constraints, increased demand for power reliability, and the challenges of building new centralized power plants will increase the demand for distributed power generation.

Solar energy generated through PV systems also has certain disadvantages. Perhaps the most significant drawback of PV systems is the high initial cost of individual systems. Solar power can cost twice as much as grid power. This is due almost entirely to the high cost of PV cells, which depend upon the cost and availability of semiconductor grade silicon. While technical developments are underway in thin film, membrane and other non-crystalline based materials, over 90% of the industry currently relies upon crystalline silicon cells.

Challenges Facing Solar Power

Decrease Per Kilowatt-hour Cost to Customer. In most cases, the current cost of solar electricity is greater than the cost of retail electricity from the utility network. While government programs and consumer preference have accelerated the use of solar power for on-grid applications, product cost remains one of the largest impediments to growth. To provide an economically attractive alternative to conventional electricity network power, the solar power industry must continually reduce manufacturing and installation costs.

Achieve Higher Conversion Efficiencies. Increasing the conversion efficiency of solar cells reduces the material and assembly costs required to build a solar panel with a given generation capacity. Increased conversion efficiency also reduces the amount of rooftop space required for a solar power system, thus lowering the cost of installation per consumer.

Improve Product Appearance. Many believe that aesthetics are a barrier to wider adoption of solar power products particularly among residential consumers. Historically, residential and commercial customers have resisted solar power products, in part, because most solar panels are perceived as unattractive.

Efficiently Use Polysilicon. There is currently an industry-wide shortage of polysilicon, an essential raw material in the production of solar cells. Given this demand and supply imbalance, we believe that the efficient use of polysilicon, for example through the reduction of wafer thickness, will be critical for the continued growth of the solar power industry.

(source: http://apps1.eere.energy.gov/solar/cfm/faqs/third_level.cfm/name=Photovoltaics/cat=The%20Basics; see also: http://www.epia.org/solar-pv/the-sun.html (last verified on January 25, 2011))

Government and Economic Incentives and Education Initiatives in Jamaica

Activities of the Petroleum Corporation of Jamaica

The Petroleum Corporation of Jamaica (PCJ) is a state owned corporation with the exclusive right to explore for oil, to develop Jamaica's petroleum resources and to enter all stages of the petroleum industry. In 1995 the PCJ was mandated to develop indigenous renewable energy resources, to prevent adverse effects on the environment and to assist the government in realizing the goals of the Jamaica Energy Sector Policy.

The PCJ acknowledges the economic burden of imported petroleum, and that, given an infant renewable energy market, improving energy efficiency and conservation at all levels of the economy presents the most cost-effective and quick treatment to the problem. (see “Opening Remarks by Dr. Ruth Potopsingh Group Managing Director of the Petroleum Corporation of Jamaica, April 16, 2008 at the Seminar entitled “Building Human Resource Capacities for Renewable Energy Development”. (source: http://www.pcj.com/dnn/Portals/0/Documents/Speech%20MexicoJamaica%20-%20April%2016.pdf (last verified January 25, 2011))

Accordingly, the PCJ has promoted energy efficiency and conservation practices as an integral part of its mission. The PCJ’s mission focuses on public education initiatives supplemented by the import and installation of compact florescent lamps, solar water heaters, energy audits in public sector agencies and a comprehensive hospitals energy efficiency program. These activities have been funded by the Government of Jamaica and the United Nations Development Program (Jamaica). The PCJ has further stimulated the local solar power market by founding the Jamaica Solar Energy Association, a non-governmental organization made up of manufacturers, retailers, marketers, installers and providers of solar energy, and academics. The Jamaica Solar Energy Association holds regular seminars on energy conservation and advocates on behalf of the industry, generally. (source: http://www.pcj.com/dnn/RenewalEnergy/tabid/69/Default.aspx.(last verified January 25, 2011))

The PCJ also operates an Energy Efficiency Unit (EEU) that regularly installs solar PV systems (lighting and water heaters) at key infrastructure locations, namely hospitals and public spaces. Most recently, in addition to numerous solar power research and planning initiatives, PCJ has secured preliminary approval for funding through the PETROCARIBE for the development of a number of solar projects including.

  Grid-Tie PV systems for Portmore communities

  Stand alone PV systems for rural communities that are off the electrical grid

  A solar PV and solar water heater manufacturing facility

  Solar design and technologies capacity training

  Solar PV systems for schools in Jamaica

(source: http://www.pcj.com/dnn/RenewalEnergy/Solar/tabid/113/Default.aspx. (last verified January 25, 2011))

Our management believes that the public awareness and power grid infrastructure improvements resulting from the activities of the PCJ provide invaluable support for the private market for solar energy products in Jamaica, generally,

National Housing Trust of Jamaica Loan Programs

The NHT is a statutory body mandated to increase and enhance the stock of available housing in Jamaica as well as to financial assistance to its contributors who wish to build, to buy or to repair their homes. The NHT generates funding for the housing construction sector and promotes improved building systems and greater efficiency within the industry. The Trust is primarily funded by deductions from employers and the self-employed as well as from employees and voluntary contributors.

Solar Water Heater Loans

The NHT administers a loan program for its contributors to facilitate the purchase and installation of solar water heating systems. Eligible homeowners may access loan facilities of up to $250,000 (Jamaican Dollars) carrying an interest rate of three percent repayable with five years. A five percent service charge is applicable. Over 1,300 homeowners have benefited from the program since its inception in 2006. (source: http://www.nht.gov.jm/media-room/media-queries/performance-solar-water-heater-loan) (last verified January 25, 2011))

Solar Panel Loans

The NHT also administers a loan program for homeowners and recognized institutions for buying and installing solar electricity panels. The solar panel loan program is accessible by any NHT contributor who has not previously received an NHT Loan and offers financing of up to $1.2 million (Jamaican Dollars) for sole applicants and $2.4 million (Jamaican Dollars) for joint-applicants. Interest rate range from 2% to 8% over a maximum loan term of 15 years. Financed solar panel systems do not have to be installed on the property that is being used as security. (source: http://www.nht.gov.jm/loans/need-a-loan/solar-panel. (last verified January 25, 2011))

Jamaica National Building Society Loan Program

In June, 2009 the Jamaica National Building Society, a private financial institution, launched a loan program under accessible by homeowners to make their homes greener. The program covers the purchase and installation of photovoltaic systems to produce solar electricity as well as energy efficient fixtures, windows and roofing.
(source: http://www.jnbs.com/dynaweb.dti?dynasection=news&dynapage=news_media&id=1035. (last verified January 25, 2011) ).

Caribbean Regional Initiatives

In April, 2010, the Inter-American Development Bank (IDB), the leading source of long-term lending for Latin America and the Caribbean, announced its intention to increase its financing for renewable energy and climate-related projects to $3 billion a year by 2012. According to the IDB, the expanded lending will allow the bank to focus on four broad areas: stepping up renewable energy investments in its poorest member countries; fostering energy integration throughout Latin America and the Caribbean; promoting energy efficiency measures across the region and helping governments establish climate change mitigation and adaptation frameworks. IDB lending for energy-related projects was estimated at $1.5 billion in 2010, up from $457million approved in 2008. (source: http://www.iadb.org/news-releases/2010-04/english/idb-to-expand-lending-for-renewable-energy-and-climaterelated-projects-in-latin-6982.html. (last verified January 25, 2011)) The IDB has supported a wide range of renewable energy development programs across the Caribbean, including numerous solar energy studies and installations. Our management believes that the IDB will continue to be an invaluable source of financing for projects that result in open procurement tenders across the Caribbean, in turn providing sales opportunities for distributors and installers of renewable energy technology.

The initiatives of the Caribbean Renewable Energy Fund (CREF) also promise to create tender opportunities for the supply of renewable energy technologies in the Caribbean. Administered by The Caribbean Community (CARICOM), an organization of 15 Caribbean nations and dependencies including Jamaica. CREF seeks to provide equity and debt financing to renewable energy projects, often co-investing with regional financial institutions. CREDP eligible projects include solar water heating and photovoltaics for off-grid rural electrification.

Products and Services

Initially we intend to market and distribute solar home systems within the range of 750 watts to 4 kilowatts. These products have a wide range of power and can be used to power all electrical products in the home, depending on the devices used and amount of time the devices are used. Our typical solar home system can be illustrated by the pictures below. When there is enough sunlight that reaches the solar panels, the solar cells will convert that to energy in the form of a DC current. The charge then travels to the charge controller, which ensures the entire system works correctly. It will help keep the charge flowing toward the battery, while not allowing any flow of energy to travel backwards. The voltage of the controller should always be higher than the voltage of any other component, in order to prevent short circuits. Additionally, the controller prevents the battery from overcharging after the battery reaches maximum capacity. It also prevents the battery from draining too much power, and is preset to do so. Both of these will help maintain the battery throughout its entire lifespan.

After the flow of energy leaves the controller, it travels to the battery, where it is stored. With systems with batteries, energy can be stored for times when the sun isn’t available. The bigger the battery is, the more energy that can be stored. All solar systems such as these use lead-acid batteries, which are extremely heavy and are not for use with other types of applications.

After the energy reaches the battery, it then travels to the inverter, which converts DC power into AC power, which is used by common electrical devices.

We expect that all of our systems will include all parts for installation, including solar panels, batteries, controller, inverter, and cables.

Below are the components for each of our proposed systems. Also noted are manufacturer examples of common electrical devices supported by our proposed systems and manufacturer estimates of how long each device can be used in one day (watt hours = total watts x total hours used) with a particular system.

Some notes to consider regarding solar systems:

  Kilowatt hours (kwh) is amount of kilowatts used by a certain device multiplied by amount of hours used multiplied by 1000
  The amount of time it takes to charge a battery from empty to capacity varies greatly on factors such as amount of direct sunlight, strength of sunlight, amount of panels used, and capacity of battery
  The larger the battery, the more kilowatt hours it can store, but it will take more time to charge the battery to capacity
  The charge controller doesn’t allow the battery to run to empty. It typically will only allow it to run to 30% of capacity before shutting down the system. This helps greatly prolong battery lifespan
  For a two kilowatt system using 12 lead acid batteries at 1500 amp hours, it typically takes 10 hours of direct strong sunlight to charge from 30% capacity to 100% capacity
  Different devices use different amounts of watt hours. Typically an air conditioner uses the most energy in the house of any common appliance.
  Each lead acid battery can typically hold 3 kilowatt hours (3000 watt hours) of energy. A system that uses 12 lead acid batteries can hold 36 kilowatt hours of energy. However, due to the fact that the batteries will not run completely dry, only about 70% of that can be used before the controller shuts down the batteries for further use.

750W System
Items	Rated Watt (W)	Quantity (pcs)	Working Time (hour)	Consumption (wh)
Light	11	6	4	264
Computer	100	1	5	500
Printer	30	1	1	30
Fax	150	1	1	150
TV receiver	25	1	6	150
TV (21")	70	1	6	420
water pump	200	1	0.5	100
Total	641	12		1614
System components
Items	Total capacity	Model	Power	Quantity (PCS)
Polycrystalline solar panels	720WP	PS180-24P	180W	4
Lead-acid battery	400AH/24V	GP200	200AH/12V	4
Controller/Inverter	750W	PCN751024D	750W/24V	1
Brackets and cables				1 set
Certificates	CE&RHOS
Quality Assurance	Solar panels: 20 years; Battery: 1 year Inverter: 1 year

2KW System
Items	Rated Watt (W)	Quantity (pcs)	Working Time (hour)	Consumption (wh)
Light	11	6	4	264
Computer	100	1	5	500
Printer	30	1	1	30
Fax	150	1	1	150
Refrigerator	100	1	24	2400
Washing machine	300	1	1	300
Microwave oven	1000	1	1	1000
TV receiver	25	1	6	150
TV (21")	70	1	6	420
water pump	200	1	0.5	100
Total	2041	15		5314
System components
Items	Total capacity	Model	Power	Quantity (PCS)
Pollycrystalline Solar panels	2160WP	PS180-24P	180W	12
Storage battery	1500AH/24V	GP1500	1500AH/2V	12
Controller	100A/24V	PC10024	2400W/24V	1
Inverter	2KW	PN50220C	2KW/220V	1
Brackets and cables				1 Set
Certificates	CE&RHOS
Quality Assurance	Solar panels:20 years; Battery: 1year Controller and inverter:1 year

3KW System
Items	Rated Watt (W)	Quantity (pcs)	Working Time (hour)	Consumption (wh)
Light	11	8	6	528
Computer	100	2	5	1000
Printer	250	1	1	250
Fax	150	1	2	300
Refrigerator	100	1	24	2400
Washing machine	300	1	1	300
Microwave oven	1000	1	1	1000
TV receiver	25	1	6	150
TV (21")	95	1	6	570
water pump	400	1	1	400
Total	2508	18		6898
System components
Items	Total capacity	Model	Power	Quantity (PCS)
Pollycrystalline Solar panels	2600WP	260-24	210W	10
Storage battery	1500AH/24V	SB1500	1500AH/24V	12
Controller	100A/24V	CT10024	2400W/24V	1
Inverter	3000KW	In302048	2KW/220V	1
Brackets and cables				1 Set
Certificates	CE&RHOS
Quality Assurance	Solar panels: 20 years; Battery: 1 year Controller and inverter: 1 year

4KW System
Items	Rated Watt (W)	Quantity (pcs)	Working Time (hour)	Consumption (wh)
Light	11	8	6	528
Computer	100	2	5	1000
Printer	250	1	1	250
Fax	150	1	1	150
Refrigerator	100	1	24	2400
Washing machine	300	1	1	300
Microwave oven	1000	1	1	1000
air conditioner	1200	1	5	3000
TV receiver	25	1	6	150
TV (21")	95	1	6	570
water pump	400	1	1	400
Total	3708	19		9748
System components
Items	Total Capacity	Model	Power	Quantity (PCS)
Pollycrystalline solar panels	3960WP	PS180-24P	180W	22
Lead-acid battery	1500AH/48V	GP1500	1500AH/2V	24
Controller	100A/48V	PC10048	4800W/48V	1
Inverter	3KW	PN15220C	3KW/220V	1
Brackets and cables				1 Set
Certificated	CE&RHOS
Quality Assurance	Solar panels: 20 years; Battery: 1year Controller and inverter:1 year

We anticipate that each of our proposed systems can be independent systems (off-grid) or can be hybrid systems. Our proposed hybrid systems would allow for the solar panel to connect to a grid, but still use the power from the solar panels. When the battery runs dry from the energy from the solar cells, the residence can tap into grid system for alternative power. This way, the home will always have the use of electricity even when there may be no sun for longs periods of time. The cost of converting an independent system into a hybrid system is minimal.

Market, Customers and Distribution Methods

We plan on testing the market first with the two kilowatt series of products as they offer the Jamaican market the most competitively priced product. Conducting a test and market analysis will allow us to better understand our target market and to better outline our marketing plan and sales strategies. Our initial plan and offering will be to market to residents, businesses, governments, contractors, builders, and related supply stores. This will also allow us to market and target a larger audience and thus eliminating any dependence on one or a few major customers.

In marketing our products we anticipate relying on the following channels:

  Trade Shows – We expect that participating in trade shows will allow us to showcase our products, make contact with industry leaders, and keep abreast with the changes and advancements in product selection, manufacturing, and delivery.

  Telephone solicitations – We anticipate hiring in-house sales representatives who will contact potential clients directly through the telephone. Our management believes that telephone solicitation will be an effective marketing tool in Jamaica for direct sales of our products.

  Direct mail - We anticipate also contacting potential customers through direct mail with advertising in the form of brochures and information leaflets. We may include coupons, direct sales offers, selecting the audience by name, and set whatever distribution schedule is most desirable, without being constrained by the publication or broadcast schedules of the major media.

  Personal visits from sales representatives - We anticipate also contacting potential customers through direct visits from our sales representatives. We believe that the benefits provided by personal visits will allow for efficiency, smooth operation, and put us in direct contact with the clients and major decision-makers.

  Website - We expect to develop a website to act as a major source of information and sales. Use of the Internet is growing in Jamaica and more and more people are using it in place of the traditional methods to look for services and even to do their shopping.

  Traditional Advertising – Magazine and newspaper advertising is an effective way of reaching an audience that is interested in solar energy products.

  Distribution Channels – We will attempt to enter into agreements with existing Jamaican retailers who have already established a clientele. Complementary product channels will be targeted such as home improvement stores and environmentally conscious stores.

We intend to provide a competitive warranty replacement and repair service for our products. Typically, solar panels can run for 20 to 30 years before they wear out. Currently, our manufacturer guarantees the solar panels for 20 years. Other parts, such as the battery, controller, and inverter are guaranteed for one year. However, limited quality assurance provisions apply only to the original owners, as the warranties being offered will be non-transferable to third parties. The warranty service will require the need to provide proof of purchase of all products. Our warranty will apply to the normal operating state of the hardware. If we are obligated to repair or replace any of our products our operating costs could increase if the actual costs differ materially from our estimates, which could prevent us from becoming profitable.

Suppliers

The products that we intend to offer are designed and assembled in Pingshan District in Shenzhen, Guangdong Province, China by Shenzhen Commonpraise Solar Co., Ltd. where various types of solar products, including solar water heaters, residential and commercial powered-systems, LED products, and solar powered streetlights are manufactured. Shenzhen Commonpraise’s main products are flat panel solar collectors, stainless steel water tanks, enamel water tanks, split solar water heaters, heat pumps, and solar air collectors. With more than ten years of experience in the solar field, Shenzhen Commonpraise provides Original Equipment Manufacturer (OEM) and Original Design Manufacturer (ODM) service for its clients.

On January 6, 2011 we entered into an exclusive distribution agreement with Shenzhen Commonpraise for the distribution of its products in Jamaica. Pursuant to the agreement, we have undertaken to On January 6, 2011 we entered into an exclusive distribution agreement with Shenzhen Commonpraise for the distribution of its products in Jamaica. Pursuant to the agreement, we have undertaken to purchase not less than 10 industrial or commercial solar energy systems from Shenzen within a six month period following the date of the agreement. Exclusivity under the agreement will be effective for the initial 6 months period following our purchase of a solar energy system of not less than 2kilowatts. If we are successful in meeting the 10 system quota, the exclusive distribution arrangement will be extended for an additional 12 month period. If we are not successful, we will revert back to a non-exclusive distribution arrangement with Shenzen Commonpraise.

Pursuant to our arrangement with Shenzhen Commonpraise, Shenzhen Commonpraise will supply us with private label branded products (products bearing our name or trademarks) on an as needed basis. We believe that our anticipated ability to sell products branded with our name or trademark will serve as a valuable marketing tool that will distinguish us from competing distributors and re-sellers. = To date, we have purchased a 1.5KW system from Shenzhen Commonpraise Solar Co., Ltd. for testing, marketing and display purposes.

Although we anticipate that Shenzhen Commonpraise will provide us with a reliable product supply, and although we have identified comparable alternative suppliers who may agree to provide us with products should we be unable to maintain our relationship with Shenzhen Commonpraise, there is no guarantee that we will be successful in obtaining or maintaining an adequate supply of products, which could harm our business and decrease our ability to operate profitably.

Competition and Barriers to Entry

We face competition from various companies focusing on the residential home solar system market in Jamaica. Currently the primary market of solar systems in Jamaica lies in water heating, rather than powering the entire home with electricity. We face competition from domestic and international companies actively engaged in the manufacturing and distribution of solar PV systems, as well as from emerging technology companies that may become viable in the next several years.

Currently, the competition in the Jamaican Solar PV market includes organizations such as Isratech Jamaica Ltd., Sky Energy, S.A., Sun Source Technologies, A To B Industries, Alternative Energy Plus, Alternative Power Sources, Ltd., Alternex Energy Systems, Automatic Control Engineering Ltd., Caribbean Solar Engineering Co. Ltd., Energy Sources Jamaica, Gensol Energy Systems, and Solar and Fire Protection Services Ltd. Many of these companies have been in business for several years and are experienced in all types of renewable energy platforms.

Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we will need to:

  establish our products’ competitive advantage with retailers and customers;

  develop a comprehensive marketing system; and

  increase our financial resources.

However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry.

We believe that we will be able to compete effectively in our industry because of a competitive advantage offered by our products. We believe that our proposed residential-integrated solar roofing products have advantages over most other PV product offerings. In certain cases, competitors produce modules that are installed incorrectly, with inferior materials, creating potential damage to the structure, generating maintenance problems and detracting from their visual appearance. Our proposed PV product offerings differ in this respect because they maximize power output using the latest generation PV cells in an innovative design that incorporates ultra-thin, invisible connectors between cells. This new connector design reduces power losses and increases efficiency. We will attempt to inform our potential customers of these competitive advantages and establish a developed distribution network based on various marketing techniques and positive word of mouth advertising.

However, as we are a newly-established company, we face the same problems as other new companies starting up in an industry, such as lack of available funds. Our competitors may be substantially larger and better funded than us, and have significantly longer histories of research, operation and development than us. In addition, they may be able to provide more competitive products than we can and generally be able to respond more quickly to new or emerging technologies and changes in legislation and regulations relating to the industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their products or services than we do. Increased competition could also result in loss of key personnel, reduced margins or loss of market share, any of which could harm our business.

Barriers to entering the solar PV module include the technical know-how required to produce solar cells that maintain acceptable efficiency rates at competitive production, marketing, and distribution costs. In addition, any new PV solar technology would require successful demonstration of reliability testing prior to widespread market acceptance. The principal competitive factors in the market for solar electric power products are: price per watt, long-term stability and reliability, conversion efficiency and other inherent performance measures, ease of handling and installation, product quality, reputation, and environmental factors.

Intellectual Property

We have not filed for any protection of our trademark, and other than copyright in the contents of our website, www.degaroinnovations.com, we do not own any intellectual property. Over the next 12 months, we intend to trademark our company name and logo for the Jamaican and Caribbean markets.

Research and Development

We did not incur any research and development expenses during the period from December 8, 2009 (inception) to October 31, 2010.

Reports to Security Holders

Upon effectiveness of this Registration Statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this Registration Statement we will begin filing Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the Commission if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Government Regulations

We are not aware of any government regulations which will have a material impact on our operations.

Environmental Regulations

We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Employees

As of January 25, 2011, we did not have any full-time or part-time employees. Our sole director and officer works as a part-time consultant in the areas of business development and management and contributes approximately 30% of her time to us.

We plan to engage either employees or independent contractors in the areas of marketing and sales including at least 2 part time consultants who will each focus on sales, marketing, and installation.

Description of Property

Our executive office is located at Lot 107 Roaring River Steer Town P.O St. Ann J.W., Jamaica. This office is approximately 400square feet in size and is provided to us free of charge by our sole director and officer. As of January 25, 2011 we had not entered into any lease agreement for the office. We do not plan to recognize any rent expenses for this office.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our products or services.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once this Registration Statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Rule 144

None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended. The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008, and will apply to securities acquired both before and after that date. Under these amendments, and subject to the special provisions for a “shell company” as described below, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 for at least three months before the sale.

Sales under Rule 144 by Affiliates

Subject to the special provisions for a “shell company” as described below, Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  1% of the number of shares of common stock then outstanding; and

  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

  Sales under Rule 144 by our affiliates are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales Under Rule 144 by Non-Affiliates

Under Rule 144, subject to the special provisions for a “shell company” as described below, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted ordinary shares proposed to be sold for at least six (6) months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares of common stock without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his, her, or its shares of common stock between 6 months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Special Provisions for “Shell Companies”

The provisions of Rule 144 providing for the six month holding period are not available for the resale of securities initially issued by a "shell company" which is defined as an issuer, other than a business combination related shell company, as defined in Rule 405, or an asset-backed issuer, as defined in Item 1101(b) of Regulation AB, that has no or nominal operations; and either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets; or an issuer that has been at any time previously an issuer described in paragraph (i)(1)(i) of Rule 144. Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current "Form 10 information" with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed "Form 10 information" with the SEC. The term "Form 10 information" means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144. The Form 10 information is deemed filed when the initial filing is made with the SEC. In order for Rule 144 to be available, we must have certain information publicly available. We plan to publish information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act, inasmuch as we have filed the registration statement with respect to this prospectus.

Holders

As of January 25, 2011, there were 45 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of January 25, 2011, we did not have any equity compensation plans.

Financial Statements

Our audited financial statements for the period from December 8, 2009 (inception) to July 31, 2010 and our unaudited financial statement for the three months ended October 31, 2010 follow, commencing on page F-1.

Degaro Innovations Corp.
(A Development Stage Company)

October 31, 2010

Degaro Innovations Corp.
(A Development Stage Company)
Consolidated Balance Sheets
As of October 31, 2010
(Unaudited)

	October 31,	July 31,
	2010	2010

ASSETS
Current Assets
Cash	$27,248	$43,344
Total Current Assets	$27,748	$43,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,808	$–
Related party payables (Note 3)	850	850
Total Current Liabilities	3,658	850
Contingencies and Commitments (Note 1)
Stockholders’ Equity
Preferred Stock, 100,000,000 shares authorized, US$0.001 par value; no shares issued and outstanding	–	–
Common stock, 100,000,000 shares authorized, US$0.0001 par value; 51,155,000 shares issued and outstanding	5,116	5,116
Additional paid-in capital	43,194	43,194
Deficit accumulated during the development stage	(24,720)	(5,816)
Total Stockholders’ Equity	23,590	42,494
Total Liabilities and Stockholders’ Equity	$27,248	$43,344

(The accompanying notes are an integral part of these consolidated financial statements)

Degaro Innovations Corp.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

	For the	For the Period From
	Three Months	December 8, 2009
	Ended	(Date of Inception) to
	October 31, 2010	October 31, 2010

Expenses

General and administrative	$1,163	$4,009
Professional fees	17,741	20,711

Total Expenses	18,904	24,720

Net Loss	$(18,904)	$(24,720)

Net Loss Per Share – Basic and Diluted	$(0.00)

Weighted Average Shares Outstanding	51,155,000

(The accompanying notes are an integral part of these consolidated financial statements)

Degaro Innovations Corp.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

	For the	For the Period From
	Three Months	December 8, 2009
	Ended	(Date of Inception) to
	October 31, 2010	October 31, 2010
Cash Flows from Operating Activities
Net loss	$(18,904)	$(24,720)
Changes in operating assets and liabilities:
Accounts payable	2,808	2,808
Net Cash Used In Operating Activities	(16,096)	(21,912)
Cash Flows from Financing Activities
Related party payable	–	850
Proceeds from issue of common stock	–	48,310
Net Cash Provided by Financing Activities	–	49,160
Increase (Decrease) in Cash	(16,096)	27,248
Cash - Beginning of Period	43,344	–
Cash - End of Period	$27,248	$27,248
Supplementary Information:
Interest paid	$–	$–
Income taxes paid	$–	$–

(The accompanying notes are an integral part of these consolidated financial statements)

1.	Nature of Business and Continuance of Operations

Degaro Innovations, (the “Company”) was incorporated in the State of Nevada on December 8, 2009. The Company’s principal business is to initiate, market, and distribute residential solar panel systems to the Jamaican and Caribbean market. On July 26, 2010, the Company incorporated Degaro Limited, a wholly-owned subsidiary in Jamaica.

These consolidated financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at October 31, 2010, the Company has incurred losses totalling $24,721 since inception, and has not yet generated any revenue from operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is July 31.

b)	Interim Financial Statements

The interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended July 31, 2010.

The consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company's financial position at October 31, 2010, and the results of its operations and cash flows for the three months ended October 31, 2010. The results of operations for the three months ended October 31, 2010 are not necessarily indicative of the results to be expected for future quarters or the full year.

c)	Principles of Consolidation

The consolidated financial statements include the accounts of Degaro Limited, its 100% owned subsidiary. All significant intercompany balances and transactions have been eliminated upon consolidation.

d)	Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

2.	Summary of Significant Accounting Policies (continued)

f)	Financial Instruments

The Company’s financial instruments consist principally of cash and related party payables. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments the fair value of the Company’s cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.

g)	Earnings (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At October 31, 2010, the Company has no potentially dilutive securities outstanding.

h)	Foreign Currency

The Company’s planned operations will be in Jamaica and the Caribbean, which results in exposure to market risks from changes in foreign currency exchange rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations. Gains and losses resulting from foreign currency transactions are also included in current results of operations. Aggregate foreign currency translation and transaction losses were insignificant for the three month period ended October 31, 2010..

i)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

j)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Related Party Transactions

a)

Office services are provided without charge by the sole officer and director of the Company. Such costs are immaterial to the consolidated financial statements and accordingly, have not been reflected therein.

b)

As of October 31, 2010, the Company owes the sole director of the Company $850 (July 31, 2010 - $850) for expenditures paid on behalf of the Company. The amount owed is unsecured, non-interest bearing, and has no specified repayment terms. The amount is accrued in related party payables as of October 31, 2010.

4.	Subsequent Events

In accordance with ASC 855, the Company evaluated subsequent events through January 24, 2011, the date these financial statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements, except as follows:

On January 6, 2011 the Company entered into an exclusive distribution agreement with Shenzhen Commonpraise Solar Co., Ltd. for the distribution of Shenzhen products in Jamaica. Pursuant to the agreement, the Company has committed to purchase not less than 10 industrial or commercial solar energy systems from Shenzhen within a six month period following the date of the agreement. Exclusivity under the agreement will be effective for the initial 6 months period following the Company’s purchase of a solar energy system of not less than 2kilowatts. If the Company is successful in meeting the 10 system quota, the exclusive distribution arrangement will be extended for an additional 12 month period. If the Company is not successful, we will revert back to a non-exclusive distribution arrangement with Shenzhen Commonpraise. The cost for purchasing 10 industrial or commercial solar energy systems will be approximately $75,000. We anticipate meeting this capital requirement by raising additional capital or using funds from purchase orders made by customers.

Degaro Innovations Corp.
(A Development Stage Company)

July 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Degaro Innovations Corp. (A Development Stage Company)
Steer Town PO, St. Ann, Jamaica

We have audited the accompanying consolidated balance sheet of Degaro Innovations Corp. (the “Company”) as of July 31, 2010 and the related consolidated statements of expenses, stockholders' equity, and cash flows for the period from December 8, 2009 (inception) to July 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Degaro Innovations Corp. as of July 31, 2010, and the consolidated results of their operations and their cash flows for the period from December 8, 2009 (inception) to July 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, as of July 31, 2010, the Company has incurred losses since inception, and has not yet generated any revenue from operations, which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
September 20, 2010

Degaro Innovations Corp.
(A Development Stage Company)
Consolidated Balance Sheet
As of July 31, 2010

ASSETS

Current Assets

Cash	$43,344

Total Assets	$43,344

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Related party advances	$850

Total Liabilities	850

Contingencies and Commitments

Stockholders’ Equity

Preferred Stock, 100,000,000 shares authorized, $0.001 par value; no shares issued and outstanding	–

Common stock, 100,000,000 shares authorized, $0.0001 par value; 51,155,000 shares issued and outstanding	5,116

Additional paid-in capital	43,194

Deficit accumulated during the development stage	(5,816)

Total Stockholders’ Equity	42,494

Total Liabilities and Stockholders’ Equity	$43,344

(The accompanying notes are an integral part of these consolidated financial statements)

Degaro Innovations Corp.
(A Development Stage Company)
Consolidated Statement of Expenses
For the period from December 8, 2009 (Inception) to July 31, 2010

Expenses

General and administrative	$2,846
Professional fees	2,970

Total Expenses	5,816

Net Loss	$(5,816)

Net Loss Per Share – Basic and Diluted	$(0.00)

Weighted Average Common Shares Outstanding – Basic and Diluted	24,712,000

(The accompanying notes are an integral part of these consolidated financial statements)

Degaro Innovations Corp.
(A Development Stage Company)
Consolidated Statement of Stockholders’ Equity
From the period from December 8, 2009 (Inception) to July 31, 2010

				Deficit
				Accumulated
			Additional	During the
	Common		Paid-in	Development
	Stock	Amount	Capital	Stage	Total

Balance – December 8, 2009 (Date of Inception)	–	$–	$–	$–	$–

Issue of common stock at $0.0002 per share	30,000,000	3,000	3,000	–	6,000

Issue of common stock at $0.002 per share	21,155,000	2,116	40,194	–	42,310

Net loss	–	–	–	(5,816)	(5,816)

Balance – July 31, 2010	51,155,000	$5,116	$43,194	$(5,816)	$42,494

(The accompanying notes are an integral part of these consolidated financial statements)

Degaro Innovations Corp.
(A Development Stage Company)
Consolidated Statement of Cash Flows
From the period from December 8, 2009 (Inception) to July 31, 2010

Cash Flows from Operating Activities

Net loss	$(5,816)

Net Cash Used In Operating Activities	(5,816)

Cash Flows from Financing Activities

Related party advances	850
Proceeds from sale of common stock	48,310

Net Cash Provided by Financing Activities	49,160

Increase in Cash	43,344

Cash - Beginning of Period	–

Cash - End of Period	$43,344

Supplementary Information:

Interest paid	$–
Income tax paid	$–

(The accompanying notes are an integral part of these consolidated financial statements)

Degaro Innovations Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements

1.	Nature of Business and Continuance of Operations

Degaro Innovations, (the “Company”) was incorporated in the State of Nevada on December 8, 2009. The Company’s principal business is to initiate, market, and distribute residential solar panel systems to the Jamaican and Caribbean market. On July 26, 2010, the Company incorporated Degaro Limited, a wholly-owned subsidiary, in Jamaica.

These consolidated financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at July 31, 2010, the Company has incurred losses totaling $5,816 since inception, and has not yet generated any revenue from operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is July 31.

	b)	Principles of Consolidation

The consolidated financial statements include the accounts of Degaro Limited. All significant intercompany balances and transactions have been eliminated upon consolidation.

	c)	Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	e)	Financial Instruments

The Company’s financial instruments consist principally of cash and related party advances. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments the fair value of the Company’s cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of the related party advances approximate their fair values based on their short-term nature.

Degaro Innovations Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (continued)

f)	Earnings (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At July 31, 2010, the Company has no potentially dilutive securities outstanding.

g)	Foreign Currency

The Company’s planned operations will be in Jamaica and the Caribbean, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations. Gains and losses resulting from foreign currency transactions are also included in current results of operations. Aggregate foreign currency translation and transaction losses were insignificant for the period ended July 31, 2010.

h)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

i)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Related Party Transactions

a)

Office services are provided without charge by the sole officer and director of the Company. Such costs are immaterial to the consolidated financial statements and accordingly, have not been reflected therein.

b)

As of July 31, 2010, the Company owes the sole director of the Company $850 for expenditures paid on behalf of the Company. The amount owed is unsecured, non-interest bearing, and has no specified repayment terms. The amount is accrued in related party advances as of July 31, 2010.

Degaro Innovations Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements

4.	Stockholders’ Equity

At incorporation the Company’s authorized capital consisted of 100,000,000 shares of common stock with a par value of $0.001 and 100,000,000 shares of preferred stock with a par value of $0.001. Effective January 29, 2010, the Company amended their articles of incorporation to change the par value of shares of their common stock to $0.0001. As a result, effective January 29, 2010, the Company’s authorized capital consisted of 100,000,000 shares of common stock with a par value of $0.0001 and 100,000,000 shares of preferred stock with a par value of $0.001. Accordingly, since the change in par value of the shares of common stock preceded the initial issuance of common stock, the accompanying financial statements did not require a retroactive adjustment for the reduction in par value.

On January 29, 2010, 30,000,000 shares of common stock were issued to the sole director of the Company at $0.0002 per share for proceeds of $6,000.

On July 16, 2010, 21,155,000 shares of common stock were issued at $0.002 per share for proceeds of $42,310.

Income Taxes

The Company is subject to United States federal and state income taxes at an approximate rate of 15%. The reconciliation of the provision for income taxes at the United States federal and state statutory rate compared to the Company’s income tax expense as reported is as follows:

Income tax benefit computed at the statutory rate	$872
Change in valuation allowance	(872)

Provision for income taxes	$–

Significant components of the Company’s deferred tax assets and liabilities as at July 31, 2010, after applying enacted corporate income tax rates, are as follows:

Deferred income tax assets
Net operating losses	$872
Valuation allowance	(872)

Net deferred income tax assets	$–

The Company has net operating loss carryforwards of $5,816 which expire commencing in 2030.

5.	Subsequent Events

In accordance with ASC 855, the Company evaluated subsequent events through October 5, 2010, the date these financial statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.”

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Liquidity and Capital Resources

As of July 31, 2010 we had $43,344 in cash, current assets of $43,344, current liabilities of $850 and a working capital surplus of $42,494. As of July 31, 2010 we had total assets of $43,344.

During the period from December 8, 2009 (inception) to July 31, 2010 we spent net cash of $5,816 on operating activities and received net cash of $49,160 from financing activities of which $48,310 was generated from the sale of our equity securities.

During the period from December 8, 2009 (inception) to July 31, 2010 we experienced a $43,344 net increase in cash.

As of October 31, 2010 we had total assets of $27,248, consisting entirely of cash, current liabilities of $3,658 and a working capital surplus of $23,590.

During the three months ended October 31, 2010 we spent net cash of $16,096 in operating activities and no net cash in financing activities. For the period from December 8, 2009 (Date of Inception) to October 31, 2010 we spent net cash of $21,912 in operating activities and received net cash of $49,160 from financing activities, of which $48,310 was generated from the sale of our equity securities.

During the three months ended October 31, 2010 we experienced a $16,096 decrease in cash, however, for the period from December 8, 2009 (Date of Inception) to October 31, 2010 we experience a net increase in cash of $27,248.

We anticipate that we will meet our ongoing cash requirements through equity or debt financing. We estimate that our expenses over the next 12 months (beginning January, 2011 ) will be approximately $335,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

Description	Estimated Completion Date	Estimated Expenses ($)
Legal and accounting fees	12 months	45,000
Product acquisition, testing and servicing costs	12 months	75,000
Marketing and advertising	12 months	45,000
Install demonstration unit	12 months	25,000
Investor relations and capital raising	12 months	10,000
Management and operating costs	12 months	25,000
Salaries and consulting fees	12 months	30,000
Fixed asset purchases for distribution centers	12 months	50,000
General and administrative expenses	12 months	30,000
Total		$335,000

We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

If we are not able to raise the full $335,000 to implement our business plan as anticipated, we will scale our business development in line with available capital. Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our legal and accounting expenses. Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on product acquisition, testing and servicing costs as well as marketing and advertising of our products. We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

Results of Operations

Lack of Revenues

We have limited operational history. From our inception on December 8, 2009 to October 31, 2010 we did not generate any revenues. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

For the period from December 8, 2009 (inception) to July 31, 2010 our expenses were as follows:

Type of Expense	($)
General and administrative	2,846
Professional fees	2,970

During the period from December 8, 2009 (inception) to July 31, 2010 our total expenses were $5,816.

For the three months ended October 31, 2010 our expenses were as follows:

Type of Expense	($)
General and administrative	1,163
Professional fees	17,741

For the three months ended October 31, 2010 our total expenses were $18,904

For the period from December 8, 2009 (inception) to October 31, 2010 our expenses were as follows:

Type of Expense	($)
General and administrative	4,009
Professional fees	20,711

During the period from December 8, 2009 (inception) to October 31, 2010 our total expenses were $24,720.

Net Loss

For the period from December 8, 2009 (inception) to July 31, 2010 we incurred a net loss of $5,816. During the subsequent three month period ended October 31, 2010 we incurred an additional net loss of $18,904. Our cumulative net loss for the period from December 8, 2009 (inception) to October 31, 2010 is $24,720.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete listing of these policies is included in Note 2 of the notes to our financial statements for the period from December 8, 2009 (inception) to July 31, 2010. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is July 31.

Principles of Consolidation

The consolidated financial statements include the accounts of Degaro Limited. All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Financial Instruments

The Company’s financial instruments consist principally of cash and related party advances. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments the fair value of the Company’s cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of the related party advances approximate their fair values based on their short-term nature.

Earnings (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At October 31, 2010, the Company has no potentially dilutive securities outstanding.

Foreign Currency

The Company’s planned operations will be in Jamaica and the Caribbean, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations. Gains and losses resulting from foreign currency transactions are also included in current results of operations. Aggregate foreign currency translation and transaction losses were insignificant for the period ended July 31, 2010.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any changes in or disagreements with our registered independent public accounting firm.

Directors and Executive Officers

Directors and Officers

Our Bylaws state that our authorized number of directors shall be not less than one and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at one, and we currently have one director.

Our current directors and officers are as follows:

Name	Age	Position
Sheryl Briscoe	37	President, Secretary, Treasurer and Director

Our Director will serve in that capacity until our next annual shareholder meeting or until her successors are elected and qualified. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Sheryl Briscoe, President, Secretary, Treasurer and Director

Sheryl Briscoe has served as our President, Chief Executive Officer, Secretary, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director since our inception on December 8, 2009. Ms. Briscoe is an entrepreneur and has been involved in the tourism industry in Ocho Rios since November 1992. She continues to operate a retail business selling crafts and souvenirs to tourists. Expanding her focus in tourism, in March 2000, Ms. Briscoe founded, a car rental company called Maxis Rent a Car, where she continues as an owners and operator, renting vehicles to tourists looking to explore the Island. More recently, in June 2007, Ms. Briscoe ventured into a wholesale and retail business called Supreme Wholesale, a grocery and confectionary business located in Ocho Rios. Ms. Briscoe is the sole owner and operator of these businesses and is in no partnerships with any other parties.

Other Directorships

None of our directors hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Our sole officer and director or any affiliates of our company have not been previously involved in the management or ownership of have not acted as a promoter or in which they have a controlling interest in any other previous registration statement of companies.  Therefore, there are no companies that are viable or dormant and which businesses have been modified and restated from that described in their offering documents, and the sole officer and director have no connection to companies that are still actively reporting with the United States Securities and Exchange Commission.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination. The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from each candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our director is not obligated to commit their full time and attention to our business and, accordingly, she may encounter a conflict of interest in allocating her time between our operations and those of other businesses. In the course of her other business activities, she may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty. As a result, she may have conflicts of interest in determining to which entity a particular business opportunity should be presented. She may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

  the corporation could financially undertake the opportunity;

  the opportunity is within the corporation’s line of business; and

  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the last 10 years:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining her from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.

The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.

Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

The subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

The subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee

We do not currently have an audit committee or a committee performing similar functions. The Board of Directors as a whole participates in the review of financial statements and disclosure.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees. When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of our principal executive officer since inception and each other executive officer whose total compensation exceeded $100,000 in either of the last two fiscal years:

Summary Compensation Table (1)

Name and Principal Position (2)	Year (3)	Salary ($)	Total ($)
Sheryl Briscoe	2010	0	0

(1)

We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2)	Sheryl Briscoe has served as our President, Secretary, Treasurer and Director since our inception on December 8, 2009.

(3)	For the period from December 8, 2009 (inception) to July 31, 2010.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception to January 25, 2011 . As of January 25, 2011 2011we did not have any stock option plans.

Management Agreements

We have not entered into a formal management agreement with Ms. Briscoe.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception to January 25, 2011 . We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of January 25, 2011 , of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of January 25, 2011 , there were 51,155,000 shares of our common stock issued and outstanding. All persons named have sole voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class % (2)

Common Stock	Ms. Sheryl Briscoe (1) Lot 107 Roaring River Steer Town P.O St. Ann J.W.	30,000,000	58.65

	All Officers and Directors as a Group	30,000,000	58.65

(1)	Ms. Sheryl Briscoe is our President, Secretary, Treasurer and Director.

(2)	Based on 51,155,000 issued and outstanding shares of our common stock as of January 25, 2011 .

Changes in Control

As of January 25, 2011 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

Office services and office space are provided without charge to us by our sole officer and director. Such costs are immaterial to the consolidated financial statements and accordingly, have not been reflected therein.

On January 29, 2010, we issued 30,000,000 shares of our common stock to our sole officer and director at a price of $0.0002 per share for cash proceeds of $6,000.

As of October 31 , 2010, we owed our sole director $850 for expenditures paid on our behalf. The amount owed is unsecured, non-interest bearing, and has no specified repayment terms. The amount is accrued in related party advances as of October 31 , 2010.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Director Independence

We currently act with one director. We have determined that we do not have a director that would qualify as an “independent director” as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13.      Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$3
Legal fees and expenses	15,000
Accounting fees and expenses	6,000
Printing and marketing expenses	100
Miscellaneous	97
Total	$21,200

Item 14.      Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article VII of our Bylaws, filed as Exhibit 3.3 to this Registration Statement; and

  Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15.      Recent Sales of Unregistered Securities

During the last three years, we completed the following sales of unregistered securities:

  On January 29, 2010 we issued 30,000,000 shares of our common stock to our sole officer and director at a price of $0.0002 per share for cash proceeds of $6,000.

  On July 16, 2010 we issued 21,155,000 shares of our common stock to 44 non-US investors at a price of $0.002 per share for cash proceeds of $42,310.

These shares were issued without a prospectus pursuant to Regulation S of the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 16.      Exhibits

Exhibit	Exhibit
Number	Description

3.1	Articles of Incorporation of Degaro Innovations Corp. (1)

3.2	Certificate of Amendment filed with the Nevada Secretary of State on January 29, 2010. (1)

3.3	Bylaws of Degaro Innovations Corp. (1)

4.1	Instrument Defining the Right of Holders – Form of Share Certificate (1)

5.1	Legal Opinion of Dennis Brovarone, Attorney at Law (1)

10.1	Exclusive Distribution Agreement between Degaro Innovations Corp. and Shenzhen Commonpraise Co., Ltd dated January 6, 2011.

21.1	List of Subsidiaries

23.1	Consent of GBH CPAs, PC

23.2	Consent of Dennis Brovarone, Attorney at Law (incorporated in Exhibit 5.1) (1)

(1)	Previously included as an exhibit to our Registration Statement on Form S-1 filed on October 5, 2010.

Item 17.      Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Ann, Jamaica, on January 25, 2011.

DEGARO INNOVATIONS CORP.

By:	/s/ Sheryl Briscoe
Sheryl Briscoe
President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

President, Secretary,
Treasurer and Director
/s/ Sheryl Briscoe	(Principal Executive Officer,	January 25, 2011
Sheryl Briscoe	Principal Financial Officer
and Principal Accounting Officer)